EXHIBIT 99.1
For release: February 11, 2008

Contact:	Financial	Media
	Kevin L. Tate, CPA	Christine Tassoni
	Chief Financial Officer	(610) 660-6814
	(610) 660-6813	ctassoni@uaigroupinc.com
ktate@uaigroupinc.com
United America Indemnity, Ltd. Reports 2007 Results and Increased Authorization of the Share Repurchase Program
     George Town, Grand Cayman, Cayman Islands (February 11, 2008) – United America Indemnity, Ltd. (NASDAQ:INDM) today reported diluted operating income per share of $2.63 for the year ended December 31, 2007, an increase of 8.2% compared to $2.43 for the year ended December 31, 2006. Book value per share at December 31, 2007 increased 16.4% to $23.89 compared to $20.52 at December 31, 2006.
United America Indemnity’s Twelve Months Ended December 31, 2007 Results
     Selected financial highlights for the twelve months ended December 31, 2007 included:
•	An 8.7% increase in operating income to $98.3 million or $2.63 per diluted share, compared to $90.4 million or $2.43 per diluted share for the twelve months ended December 31, 2006.

•	A repurchase of 2.4 million common shares of United America Indemnity at a total cost of $48.3 million and an average price of $19.72 per share.

•	A 9.6%, or $73.0 million, increase in book value at December 31, 2007 to $836.3 million. The increase in book value is net of $48.3 million of share repurchases.

•	A 16.4% increase in book value per share to $23.89 at December 31, 2007. Excluding the impact of the share buyback, book value per share increased 15.1% to $23.62.

•	An 18.0% increase in tangible book value per share to $21.07 at December 31, 2007. Excluding the impact of the share buyback, tangible book value per share increased 17.6% to $20.98.
     Selected operating highlights for the twelve months ended December 31, 2007 included:
•	A combined ratio of 88.3% compared to 87.5% for the twelve months ended December 31, 2006.

•	A 13.8% reduction in gross premiums written to $563.1 million compared to $653.0 million for the twelve months ended December 31, 2006.

•	A reduction in net prior accident year loss reserves of $24.7 million and a reduction in the reinsurance reserve allowance of $4.4 million.

United America Indemnity’s Twelve Months Ended December 31, 2007 Results
     United America Indemnity’s (the “Company’s”) operating income for the twelve months ended December 31, 2007 increased 8.7% to $98.3 million ($2.63 per diluted share), compared to $90.4 million ($2.43 per diluted share) for the same period in 2006. Operating income for the twelve months ended December 31, 2007 included a $29.1 million pre-tax increase ($22.3 million after tax or $0.60 per diluted share) due to the decrease in net loss and loss adjustment expense and the reinsurance reserve allowance resulting from favorable loss trends relative to prior accident years. Operating income for the twelve months ended December 31, 2006 included a $15.6 million pre-tax increase ($10.1 million after tax or $0.27 per diluted share) due to a reduction in net prior year loss reserves of $7.0 million and a reduction in the reinsurance reserve allowance of $8.6 million.
     The Company’s net income for the twelve months ended December 31, 2007 decreased 0.5% to $98.9 million ($2.65 per diluted share), compared to $99.4 million ($2.68 per diluted share) for the same period in 2006. Net income for the twelve months ended December 31, 2007 included $0.6 million of after-tax net realized investment gains, compared to $0.4 million of after-tax net realized investment losses in the corresponding period of 2006. Net income for the twelve months ended December 31, 2006 included a $9.4 million after-tax gain resulting from the sale of substantially all of the assets of Penn Independent Corporation (“Penn Independent”).
     The Company’s combined ratio, a key measure of insurance profitability, was 88.3% for the twelve months ended December 31, 2007, compared to 87.5% for the same period in 2006. Excluding the impact of the reduction in net loss and loss adjustment expense and the reinsurance reserve allowance relating to prior accident years, the combined ratio for the twelve months ended December 31, 2007 was 93.7%, compared to 90.3% for the twelve months ended December 31, 2006.
     Gross premiums written decreased 13.8% to $563.1 million for the twelve months ended December 31, 2007 from $653.0 million for the same period in 2006. Net premiums written for the twelve months ended December 31, 2007 decreased 12.5% to $490.5 million from $560.5 million for the same period in 2006.
     The Company ended 2007 with cash and invested assets of $1,765.1 million, an increase of $108.4 million, or 6.5%, from December 31, 2006. Net investment income for the twelve months ended December 31, 2007 increased by 16.2% to $77.3 million compared to $66.5 million for the same period in 2006. Net investment income included $0.4 million and $3.9 million in limited partnership distributions for the twelve months ended December 31, 2007 and 2006, respectively. Excluding limited partnership distributions, net investment income increased 22.8% compared to the same period in 2006. Cash flow provided by operating activities for the twelve months ended December 31, 2007 was $148.0 million, compared to $180.8 million for the same period in 2006.
     Reinsurance receivables, net of collateral at December 31, 2007, decreased 41.4% or $140.7 million to $198.9 million from $339.6 million on December 31, 2006. The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.2 at December 31, 2007 compared to 0.4 at December 31, 2006. The aggregate amount of collateral securing the reinsurance receivables held by the Company was $520.8 million at December 31, 2007. Reinsurance receivables, gross of collateral at December 31, 2007, decreased 26.7% or $262.8 million to $719.7 million from $982.5 million at December 31, 2006.

     For the year ending December 31, 2007, United America Indemnity’s book value grew by 9.6% to $836.3 million from $763.3 million at December 31, 2006 while book value per share increased 16.4% to $23.89 per share, compared to $20.52 per share at December 31, 2006.
United America Indemnity’s Twelve Months ended December 31, 2007 and 2006 Gross and Net Premiums Written Results by Business Unit

	Twelve Months Ended December 31,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2007	2006	2007	2006
Insurance Operations
Penn-America	$286,439	$390,260	$266,874	$355,428
United National	132,311	154,114	110,649	114,718
Diamond State	118,085	108,591	100,751	90,389

Total Insurance Operations	536,835	652,965	478,274	560,535

Reinsurance Operations
Wind River	26,277	—	12,261	—

Total	$563,112	$652,965	$490,535	$560,535

Insurance Operations: Gross premiums written for the twelve months ended December 31, 2007 decreased 17.8%, and net premiums written for the twelve months ended December 31, 2007 decreased 14.7%, compared to the same period in 2006.
     Penn-America — Gross premiums written and net premiums written for the twelve months ended December 31, 2007 decreased 26.6% and 24.9%, respectively, compared to the same period in 2006. The decrease in gross and net premiums written primarily resulted from increased competition from both surplus lines and standard carriers and the cancellation of business that did not meet the Company’s profitability standards.
     United National — Gross premiums written and net premiums written for the twelve months ended December 31, 2007 decreased 14.1% and 3.5%, respectively, compared to the same period in 2006. The reduction in gross premiums written primarily related to a decrease in a 100% reinsured property program combined with a reduction in umbrella and non-owned auto business. The decline in net premiums written is primarily due to reductions in non-owned auto business.
     Diamond State - Gross premiums written and net premiums written for the twelve months ended December 31, 2007 increased 8.7% and 11.5% compared to the same period in 2006. The increase in gross and net premiums written related primarily to growth in the Company’s property and allied health brokerage products.

Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written and net premiums written for the twelve months ended December 31, 2007 increased $26.3 million and $12.3 million, respectively, compared to the same period in 2006. Wind River commenced writing 3rd Party reinsurance business during 2007 concentrating on excess and surplus lines as well as specialty business which it believes provide attractive risk/reward opportunities.
United America Indemnity’s Fourth Quarter 2007 Results
Selected financial and operating highlights for the fourth quarter of 2007 included:
•	A 10.0% decrease in operating income to $26.5 million or $0.72 per diluted share, compared to $29.5 million or $0.79 per diluted share recorded in the fourth quarter of 2006.

•	A combined ratio of 86.7% compared to 80.9% in the fourth quarter of 2006.

•	A 23.6% reduction in gross premiums written to $121.0 million compared to $158.3 million in the fourth quarter of 2006.

•	A reduction in net prior accident year loss reserves of $8.4 million.
     The Company’s operating income for the three months ended December 31, 2007 decreased 10.0% to $26.5 million ($0.72 per diluted share), compared to $29.5 million ($0.79 per diluted share) for the same period in 2006. Operating income for the three months ended December 31, 2007 included a $8.4 million pre-tax increase ($6.5 million after tax or $0.17 per diluted share) due to a reduction in net prior accident year loss reserves resulting from favorable loss trends. Operating income for the three months ended December 31, 2006 included a $10.6 million pre-tax increase ($6.9 million after tax or $0.18 per diluted share) due to a reduction in net prior accident year loss reserves of $5.0 million and a reduction in the reinsurance reserve allowance of $5.6 million.
     The Company’s net income for the three months ended December 31, 2007 decreased 9.9% to $26.4 million ($0.71 per diluted share), compared to $29.3 million ($0.78 per diluted share) for the same period in 2006. Net income for the three months ended December 31, 2007 included $0.1 million of after-tax net realized investment losses, compared to $0.5 million of after-tax net realized investment gains in the corresponding period of 2006. Net income for the three months ended December 31, 2006 also included a $0.7 million after-tax charge related to the September 30, 2006 sale of substantially all of the assets of Penn Independent.
     The Company’s combined ratio, a key measure of insurance profitability, was 86.7% during the fourth quarter of 2007, compared to 80.9% for the fourth quarter of 2006. Excluding the impact of the reduction in net loss and loss adjustment expense and the reinsurance reserve allowance relating to prior accident years, the combined ratio for the fourth quarter of 2007 was 93.2%, compared to 88.5% for the fourth quarter of 2006.
     Gross premiums written decreased 23.6% to $121.0 million in the current quarter from $158.3 million in the fourth quarter of 2006. Net premiums written decreased 24.4% to $103.4 million from $136.9 million in the fourth quarter of 2006.
     Net investment income for the fourth quarter was $19.3 million. This represented a decrease of 0.4%, compared to the same quarter in 2006. Net investment income for the quarter ended December 31, 2007 did not include any limited partnership distributions.

Net investment income for the quarter ended December 31, 2006 included $1.1 million in limited partnership distributions. Excluding limited partnership distributions, net investment income increased 5.5% compared to the same quarter in 2006. Cash flow provided by operating activities in the fourth quarter of 2007 was $14.1 million, compared to $28.4 million in the fourth quarter of 2006.
United America Indemnity’s Fourth Quarter Gross and Net Premiums Written Results by Business Unit

	Three Months Ended December 31,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2007	2006	2007	2006
Insurance Operations
Penn-America	$59,188	$94,585	$53,367	$85,113
United National	28,430	35,903	24,851	28,218
Diamond State	26,120	27,762	22,011	23,525

Total Insurance Operations	113,738	158,250	100,229	136,856

Reinsurance Operations
Wind River	7,240	—	3,169	—

Total	$120,978	$158,250	$103,398	$136,856

Insurance Operations: Gross premiums written decreased 28.1% and net premiums written decreased 26.8% compared to the fourth quarter of 2006.
     Penn-America - Gross premiums written and net premiums written decreased 37.4% and 37.3%, respectively, compared to the fourth quarter of 2006. The decrease in gross and net premiums written primarily resulted from increased competition from both surplus lines and standard carriers and the cancellation of business that did not meet the Company’s profitability standards.
     United National – Gross premiums written and net written premiums decreased 20.8% and 11.9%, respectively, compared to the fourth quarter of 2006. The reduction in gross premiums written primarily related to a decrease in a 100% reinsured property program and the Company’s professional and umbrella writings. The decline in net premiums written is primarily due to reductions in non-owned auto business and professional lines.
     Diamond State – Gross premiums written and net premiums written decreased 5.9% and 6.4% respectively, compared to the fourth quarter of 2006. The decrease in gross and net premiums written related primarily to decreases in the Company’s professional lines of business, partially offset by increases in property brokerage written premiums.

Wind River Reinsurance Company, Ltd.: Gross premiums written and net premiums written increased $7.2 million and $3.2 million, respectively, compared to the fourth quarter of 2006.
Share Repurchase Program
     During the fourth quarter of 2007, the Company repurchased 2.4 million of its outstanding shares at an average price of $19.72 per share, $48.3 million in the aggregate.
     In February 2008, the Company’s Board of Directors authorized the Company to repurchase up to an additional $50 million of its common shares. The timing and amount of the repurchase transactions under this program will depend on market conditions and other factors.
About United America Indemnity, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s four principal divisions include:
➢	Insurance operations:
o	Penn-America, which distributes its property and casualty products to small commercial businesses through a select network of general agents with specific binding authority;

o	United National, which distributes its program and professional lines products through program administrators with specific binding authority;

o	Diamond State, which distributes its property, casualty and professional lines products through wholesale brokers.
➢	Reinsurance operations:
o	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.
Teleconference and Webcast for Interested Parties
     Larry A. Frakes, President and Chief Executive officer of United America Indemnity Ltd., and Kevin L. Tate, CPA, Chief Financial officer of United America Indemnity, Ltd. will conduct a teleconference for interested parties on February 12, 2008 at 8:30 a.m. Eastern Time to discuss the fourth quarter 2007 results.
     To participate in the teleconference, please telephone (800) 230-1096 (U.S. and Canada) or (612) 332-0226 (International) and you will be greeted by an operator. Please reference UAI Fourth Quarter Earnings Release Call or reference Larry Frakes.

     The teleconference is being webcast by AT&T and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://65.197.1.5/att/confcast, Conference ID#: 908729 and click GO.
     The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on February 12, 2008 until 11:59 p.m. March 12, 2008. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 908729.
Forward-Looking Information
     This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
     The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
# # #
Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Gross premiums written	$120,978	$158,250	$563,112	$652,965

Net premiums written	$103,398	$136,856	$490,535	$560,535

Net premiums earned	$127,852	$139,961	$536,323	$546,469
Investment income, net	19,286	19,354	77,341	66,538
Net realized investment gains (losses)	(185)	814	968	(570)

Total revenues	146,953	160,129	614,632	612,437

Net losses and loss adjustment expenses	67,645	69,284	299,241	304,355
Acquisition costs and other underwriting expenses	43,261	43,932	174,181	173,686
Corporate and other operating expenses	2,154	5,545	11,691	16,515
Interest expense	2,798	2,652	11,372	11,393

Income before income taxes	31,095	38,716	118,147	106,488
Income tax expense	3,992	9,216	18,680	18,176

Net income before minority interest and equity in net income of partnership	27,103	29,500	99,467	88,312
Equity in net income (loss) of partnership, net of tax	(736)	493	(581)	1,026

Net income before discontinued operations	26,367	29,993	98,886	89,338
Discontinued operations, net of tax	29	(696)	31	10,080

Net income	$26,396	$29,297	$98,917	$99,418

Weighted average shares outstanding – basic	36,650	36,947	37,048	36,778

Weighted average shares outstanding – diluted	36,937	37,389	37,361	37,158

Net income per share – basic	$0.72	$0.79	$2.67	$2.70

Net income per share – diluted	$0.71	$0.78	$2.65	$2.68

Combined ratio analysis:
Loss ratio	52.9	49.5	55.8	55.7
Expense ratio	33.8	31.4	32.5	31.8

Combined ratio	86.7	80.9	88.3	87.5

Certain prior period amounts have been reclassified to conform to the 2007 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
	December 31,	December 31,
	2007	2006
ASSETS

Bonds:
Available for sale securities, at fair value	$1,370,566	$1,246,684
(amortized cost: 2007 - $1,356,439 and 2006 - $1,253,016)
Preferred shares:
Available for sale securities, at fair value
(cost: 2007 - $11,802 and 2006 - $3,991)	11,883	4,369
Common shares:
Available for sale securities, at fair value	73,794	71,003
(cost: 2007 - $61,032 and 2006 - $57,351)
Other invested assets:
Available for sale securities, at fair value
(cost: 2007 - $24,563 and 2006 - $24,712)	64,539	60,863

Total investments	1,520,782	1,382,919

Cash and cash equivalents	244,321	273,745
Agents’ balances	64,719	86,409
Reinsurance receivables	719,706	982,502
Deferred federal income taxes	8,219	12,661
Deferred acquisition costs	52,505	60,086
Goodwill	84,246	84,246
Intangible assets	22,520	23,528
Prepaid reinsurance premiums	29,218	38,335
Other assets	28,936	40,185

Total assets	$2,775,172	$2,984,616

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,503,237	$1,702,010
Unearned premiums	228,363	283,265
Federal income taxes payable	3,455	379
Ceded balances payable	15,758	16,235
Contingent commissions	9,600	8,629
Notes and debentures payable	137,602	156,239
Other liabilities	40,881	54,589

Total liabilities	1,938,896	2,221,346

Shareholders’ equity:
Common shares, $0.0001 par value	4	4
Additional paid-in capital	519,980	515,357
Accumulated other comprehensive income	40,172	22,580
Treasury Stock	(48,422)	—
Retained earnings	324,542	225,329

Total shareholders’ equity	836,276	763,270

Total liabilities and shareholders’ equity	$2,775,172	$2,984,616

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Operating income	$26,515	$29,473	$98,296	$90,430

Adjustments:
Net realized investment gains (losses), net of tax	(119)	514	621	(425)
Gain and one-time charges from discontinued operations, net of tax	—	(690)	—	9,413

Total after-tax adjustments	(119)	(176)	621	8,988

Net income	$26,396	$29,297	$98,917	$99,418

Weighted average shares outstanding – basic	36,650	36,947	37,048	36,778

Weighted average shares outstanding – diluted	36,937	37,389	37,361	37,158

Operating income per share – basic	$0.72	$0.80	$2.65	$2.46

Operating income per share — diluted	$0.72	$0.79	$2.63	$2.43

Note Regarding Operating Income
In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income. Operating income is a non-GAAP financial measure used by management as a measure of our performance. It is calculated as net income less after-tax net realized investment gains (losses), less after-tax gain and one-time charges from discontinued operations, less any after-tax extraordinary gains or losses. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.